View in browser

PRESSWIRE ALERT

GAUCHO GROUP HOLDINGS, INC.



PRESS RELEASE
MIAMI, FL / NOVEMBER 21, 2023
GAUCHO GROUP HOLDINGS ANNOUNCES MAJOR ENHANCEMENT AT ALGODON WINE ESTATES WITH THIRD WATER WELL, BOOSTING PROPERTY VALUE
New Water Well and 3-Million-Liter Lagoon Elevate Property's Appeal, Sustainability, and Infrastructure, Increasing Real Estate Valuation
GAUCHO GROUP HOLDINGS, INC.
(NASDAQ:VINO)
Source: Gaucho Group Holdings, Inc.
ALGODON
WINE ESTATES
PRIVATE ESTANCIAS

Gaucho Group Holdings Announces Major Enhancement at Algodon Wine Estates With Third Water Well, Boosting Property Value

New Water Well and 3-Million-Liter Lagoon Elevate Property's Appeal, Sustainability, and Infrastructure, Increasing Real Estate Valuation

MIAMI, FL / NOVEMBER 21, 2022 / Gaucho Group Holdings, Inc. (NASDAQ:VINO), a company that includes a growing collection of e-commerce platforms with a concentration on fine wines, luxury real estate, and leather goods and accessories ("Gaucho Holdings" or the "Company"), today announced that its subsidiary Algodon Wine Estates has completed a successful drilling of the property's third water well to cater to the expansive 4,138 acre wine, wellness, culinary and sport resort and luxury residential development, in San Rafael, Mendoza, Argentina. This follows previously announced news of approval to create the estate's first and second water wells which have since been drilled. The Company believes this continued initiative can significantly enhance the property's valuation, as it further primes the real estate project for expansion.

In a significant step forward complementing these infrastructure advancements, Gaucho Holdings is delighted to unveil the completion of a monumental 3-million-liter lagoon, a key feature within Algodon Wine Estates. This impressive lagoon is not just an aesthetic marvel but serves a vital function in the estate's ecosystem. It will be instrumental in the irrigation of the flourishing vineyards, a variety of lush plant life, and the meticulously landscaped golf course that adorns the winery. This development marks a pivotal moment in the estate's commitment to sustainable practices, ensuring the continued vibrancy and ecological balance of the estate while fostering its growth and enhancing its natural beauty.

Algodon Wine Estates anticipates applying to the local municipality to drill for additional water wells with a goal of a total of 6 throughout the

property. The successful completion of this initiative is intended to allow access to natural aquifers that can service the expansion of the estate's real estate project, vineyards and winery, and other amenities. Algodon Wine Estates' (algodonwineestates.com) luxury residential development is comprised of over 400 estate lots in its Phase 1 plan and also features the vineyards and winery responsible for producing the wines of Algodon Fine Wines (algodonfinewines.com), as well as a boutique hotel (algodonhotels.com), with amenities such as a nine-hole golf course (with an additional nine holes forthcoming), grand slam style tennis courts, a year-round restaurant serving traditional Argentine cuisine, and other services. More than 100 vineyard lots overlook the golf course, and the wines cultivated at the estate have garnered multiple awards from international tasting competitions.

Additionally, the company is actively advancing the development of its refined masterplan, which includes an ultra-luxurious 60-room hotel and spa. This establishment is poised to feature 30-50 residences, with Algodon Wine Estates aiming to establish a co-branding partnership with a prestigious hotel brand. The potential revenue from the hotel rooms and branded residences is estimated to contribute an additional $25 million annually. The masterplan builds upon the estate's acclaimed vineyard development, highlighting the existing winery, 1946 vines, local Mendocino culture, and the estate's topography, amenities, and distinctive features. Further expansion involves the creation of 200 additional lots, varying in size from 2.47 acres to 6 acres. The company envisions that the sale of these lots could ultimately generate revenues exceeding $100 million.

"People may forget that the majority of Mendoza sits in a high-desert climate, and in such an environment, access to freshwater is vital. We came to San Rafael, Mendoza, with a plan to develop the finest world-class wine, wellness, culinary, and sports lifestyle resort and residential development in the region, and we feel as though we have done just

that. Every additional amenity we develop is a step further to add even more value to this extraordinary project. We believe individuals are now prioritizing health and well-being, now more than ever. These days, big cities have lost their allure, and our award-winning rural community can provide many with a unique peace of mind only found in a natural, socially distanced living community." - Scott Mathis, CEO, and Founder of Gaucho Group Holdings.

About Gaucho Group Holdings, Inc.

For more than ten years, Gaucho Group Holdings, Inc.'s (gauchoholdings.com) mission has been to source and develop opportunities in Argentina's undervalued luxury real estate and consumer marketplace. Our company has positioned itself to take advantage of the continued and fast growth of global e-commerce across multiple market sectors, with the goal of becoming a leader in diversified luxury goods and experiences in sought after lifestyle industries and retail landscapes. With a concentration on fine wines (algodonfinewines.com & algodonwines.com.ar), hospitality (algodonhotels.com), and luxury real estate (algodonwineestates.com) associated with our proprietary Algodon brand, as well as the leather goods, ready-to-wear and accessories of the fashion brand Gaucho – Buenos Aires™ (gaucho.com), these are the luxury brands in which Argentina finds its contemporary expression.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information discussed in this press release includes "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein concerning, among other things, changes to exchange rates and their impact on the Company, planned capital expenditures, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations, are forward looking statements. Although we

believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and are not (and should not be considered to be) guarantees of future performance. Refer to our risk factors set forth in our reports filed on Edgar. The Company disclaims any obligation to update any forward-looking statement made here.

SEE THE PRESS RELEASE

GAUCHO GROUP HOLDINGS, INC.

112 NE 41st Street, Suite #106 Miami, FL 33137